Exhibit 10.1

March 19, 2018

[Name]

[Address]

Re: Amendments to Change of Control Benefits

Dear [Name],

As you know, on January 1, 2018, Archrock, Inc. (the “Company”), Archrock Partners, L.P. (the “Partnership”) and certain other parties entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which the Partnership will become a wholly-owned subsidiary of the Company (the “Transaction”).  You are receiving this letter (this “Letter”) because you hold outstanding awards of unvested phantom units of the Partnership (collectively, the “Equity Awards”) pursuant to the Archrock Partners, L.P. 2017 Long-Term Incentive Plan (the “Plan”) and the applicable award notice and agreements evidencing such Equity Awards (the “Award Agreements”).  This Letter amends certain provisions of, and clarifies the impact of the Transaction on, your Award Agreements.

1.                                      Waiver of Change of Control Provisions.  In consideration of your continued employment with the Company and its affiliates following the date on which the Transaction closes (the “Closing Date”) and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and notwithstanding anything to the contrary in the Plan or your Award Agreements, you and the Company hereby agree that the consummation of the Transaction and the other transactions contemplated by the Merger Agreement will not constitute a Change of Control (as defined in the Plan) under your Award Agreements.

2.                                      No Other Modifications; Waiver.  Your Award Agreements will be deemed amended, effective as of the Closing Date, to the extent necessary to reflect and give effect to this Letter.  Except as expressly set forth in this Letter, the terms and conditions set forth in the Award Agreements and Plan shall continue to apply following the Closing Date.  By signing this Letter in the space indicated below, you expressly waive, relinquish and give up any and all right, claim or interest that you may otherwise have had to receive any and all of the payments and/or benefits under the Award Agreements (including any accelerated vesting of Equity Awards) in connection with the consummation of the Transaction.

3.                                      Effectiveness.  This Letter shall become effective on the date on which the Transaction closes.  If the closing of the Transaction does not occur for any reason, this Letter will be null and void.

4.                                      Miscellaneous.  Nothing in this Letter (i) confers upon you any right to continue in the employ of the Company or its affiliates, (ii) constitutes any contract or agreement or employment, or (iii) interferes in any way with the right of the Company and its affiliates to terminate your employment at any time, with or without cause.  This Letter, together with the Award Agreements and the Plan, comprises the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any other agreements, whether oral or written, between you and the Company with respect to the subject matter hereof.  This Letter may only be modified by a writing signed by the parties hereto.

Please indicate your agreement with and consent to the terms and conditions of this Letter by executing a copy of this Letter and returning the signed Letter to [      ].

Sincerely,

Archrock Partners, L.P.

By:
Name:
Title:

Acknowledged, accepted and agreed:

Print Name:

Date: